Exhibit 99.1

Clearwater Paper Reports First Quarter 2012 Results Led by Strong Consumer Products Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 25, 2012--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2012.

The company reported net earnings of $3.7 million, or $0.16 per diluted share, for the first quarter of 2012, compared to net earnings of $5.6 million, or $0.24 per diluted share, for the first quarter of 2011. Excluding $6.7 million in discrete tax items mostly associated with converting gallons from the Cellulosic Biofuel Producer Credits to Alternative Fuel Mixture Tax Credits, first quarter 2012 net earnings were $10.4 million, or $0.44 per diluted share. Excluding a net tax charge of $1.9 million, or $0.08 per diluted share, related to a number of discrete tax items, first quarter 2011 net earnings were $7.5 million, or $0.32 per diluted share.

First quarter 2012 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $45.2 million, compared to $41.7 million in the first quarter of 2011. EBITDA in the first quarter of 2012 included $1.1 million of operating income from the company’s Shelby, North Carolina facility and an estimated $5.3 million in net cost savings from synergies associated with the acquisition of Cellu Tissue Holdings, Inc. First quarter 2012 EBITDA was also impacted by $15.5 million of scheduled major maintenance costs, compared to $11.4 million in the first quarter of 2011.

“We are pleased to report excellent first quarter results, driven by a resurgence in our Consumer Products segment operating income margin to 9.5%,” said Gordon Jones, chairman and chief executive officer. “We remain excited about expanding our tissue business via our new TAD paper machine and additional converting lines in Shelby, and expect our new paper machine to be completed on budget and on time, with the paper machine start-up in the fourth quarter of 2012.”

FIRST QUARTER 2012 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $277.8 million for first quarter 2012, compared to first quarter 2011 net sales of $269.3 million. The increase in net sales was primarily attributable to higher net selling prices. Operating income for the first quarter of 2012 nearly doubled to $26.3 million compared to first quarter 2011 operating income of $13.8 million, primarily due to higher net sales and lower pulp costs in first quarter 2012.

  Tissue volume decreased slightly to 128,768 tons in the first quarter of 2012 compared to first quarter 2011 volumes of 129,566 tons, primarily due to the conversion of more parent rolls into finished cases.
  Net selling prices increased 3.8% to $2,158 per ton in the first quarter of 2012 compared to $2,078 in the first quarter of 2011, due primarily to a retail price increase implemented in the fourth quarter of 2011 and first quarter of 2012.
  The company continues to anticipate achieving approximately $20 million of cost savings from synergies in 2012 from the Cellu Tissue acquisition, with an expected annual run rate of cost savings from synergies in the range of $35 to $40 million by the end of 2012.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment of $180.0 million for the first quarter of 2012 were down 8.4% compared to first quarter 2011 net sales of $196.6 million. The decrease in net sales was due to the sale of the company’s sawmill in November 2011. Excluding residual lumber sales of $3.0 million in the first quarter of 2012 and full quarter lumber sales of $22.6 million in the first quarter of 2011, net sales were $177.0 million and $174.0 million for the first quarter 2012 and first quarter 2011, respectively. This increase in adjusted net sales for the quarter was primarily due to higher paperboard volumes, partially offset by lower pulp volumes and lower paperboard selling prices. Operating income for first quarter 2012 declined 25.5% to $11.7 million, compared to $15.6 million for first quarter 2011, primarily due to $15.5 million in scheduled major maintenance costs incurred during the first quarter of 2012, compared to $11.4 million in the first quarter of 2011.

  Paperboard net sales of $176.4 million increased 4.6% compared to the first quarter of 2011 due to a 6.2% increase in paperboard volumes to 182,198 tons, partially offset by a 1.5% decline in paperboard net selling price per ton to $968.
  Pulp net sales of $0.6 million declined from $5.3 million in the first quarter of 2011, consistent with the company’s strategy to use substantially all of its pulp internally.

Corporate and Eliminations

First quarter 2012 corporate and eliminations were $12.3 million. The first quarter 2011 amount of $5.9 million included $2.6 million of one-time benefits related to eliminations. The remaining difference between first quarter 2011 and first quarter 2012 is primarily a result of the continued integration of Cellu Tissue administration, support functions and locations, increased burden rates and higher incentive compensation expense.

Taxes

The actual income tax rate for the first quarter of 2012 was 76.6%, compared to 52.3% in the first quarter of 2011. The actual rate includes the effect of converting a portion of the company’s Cellulosic Biofuel Producer Credits back to Alternative Fuel Mixture Tax Credits to preserve the tax benefits. Excluding discrete items, the effective tax rates in the first quarter of 2012 and 2011 were approximately 34.6% and 35.8%, respectively. The estimated annual effective tax rate for 2012, excluding discrete items, is expected to be approximately 34.6%.

Note Regarding Use of Non-GAAP Financial Measure

In this press release, the company presents its results for the first quarter of 2012 and 2011, including EBITDA. The EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of EBITDA to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, April 25, 2012, at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company’s website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1:00 p.m. Pacific time (4:00 p.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the expected delivery and budgeted costs relating to the company’s new paper machine and converting lines in Shelby, North Carolina, expected future cost savings from synergies relating to the company’s Cellu Tissue acquisition, tax rates and the company’s strategic goals. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, significant delays in the delivery of the company’s new paper machine, paper machine components or converting equipment; significant delays in the completion of the new Shelby facility; mechanical or other difficulties affecting the start-up of operations at the new Shelby facility; the company's ability to successfully implement its expansion strategies; difficulties with the integration process or the realization of the benefits expected from the company's acquisition of Cellu Tissue; changes in raw material and energy costs, including changes in the cost and availability of wood fiber and wood; competition from larger producers; changes in transportation costs and disruptions in transportation services; customers' product preferences; changes in the U.S. and international economies; changes in raw material and energy costs; cyclical industry conditions; competitive pricing pressure for the company's products; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2012		2011
Net sales	$457,798	100%	$465,830	100%
Costs and expenses:
Cost of sales	(403,076)	88%	(414,920)	89%
Selling, general and administrative expenses	(29,074)	6%	(27,364)	6%
Total operating costs and expenses	(432,150)	94%	(442,284)	95%
Income from operations	25,648	6%	23,546	5%
Interest expense, net	(9,728)	2%	(11,333)	2%
Other, net	-	-	(476)	-
Earnings before income taxes	15,920	3%	11,737	3%
Income tax provision	(12,194)	3%	(6,133)	1%
Net earnings	$3,726	1%	$5,604	1%

Net earnings per common share:
Basic	$0.16		$0.25
Diluted	0.16		0.24
Average shares outstanding (in thousands):
Basic	23,079		23,026
Diluted	23,417		23,678

All common share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on August 26, 2011.

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash	$24,544	$8,439
Restricted cash	770	769
Short-term investments	25,000	55,001
Receivables, net	179,583	176,189
Taxes receivable	14,508	10,000
Inventories	244,722	244,071
Deferred tax assets	27,573	39,466
Prepaid expenses	10,718	11,396
Total current assets	527,418	545,331

Property, plant and equipment, net	768,339	735,566
Goodwill	229,533	229,533
Intangible assets, net	48,117	49,748
Other assets, net	10,560	11,140
TOTAL ASSETS	$1,583,967	$1,571,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$173,806	$144,631
Current liability for pensions and other postretirement employee benefits	9,861	9,861
Total current liabilities	183,667	154,492

Long-term debt	523,752	523,694
Liability for pensions and other postretirement employee benefits	200,246	215,932
Other long-term obligations	47,560	48,474
Accrued taxes	78,107	74,464
Deferred tax liabilities	69,341	69,358
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	594,757	600,169
Accumulated other comprehensive loss, net of tax	(113,463)	(115,265)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,583,967	$1,571,318

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2012		2011
Segment net sales:
Consumer Products	$277,830	61%	$269,252	58%
Pulp and Paperboard	179,968	39%	196,578	42%
Total segment net sales	$457,798	100%	$465,830	100%

Operating income:
Consumer Products	$26,271	102%	$13,815	59%
Pulp and Paperboard	11,658	45%	15,648	66%
	37,929		29,463
Corporate and eliminations	(12,281)	48%	(5,917)	25%

Income from operations	$25,648	100%	$23,546	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Net earnings	$3,726	$5,604
Add back:
Interest expense, net	9,728	11,333
Income tax provision	12,194	6,133
Depreciation and amortization expense	19,548	18,669
EBITDA	$45,196	$41,739

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2012	2011

GAAP net earnings	$3,726	$5,604
Special items, after-tax:
Discrete tax items	6,691	1,913
Net earnings, excluding special items	$10,417	$7,517

GAAP net earnings per diluted share	$0.16	$0.24
Special items, after-tax:
Discrete tax items	0.28	0.08
Net earnings per diluted share, excluding special items	$0.44	$0.32

All common share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on August 26, 2011.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
John Hunter, 509-344-5947
Interim CFO
or
Investors:
IR Sense
Sean Butson, 509-344-5906